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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF

                                    THQ Inc.




It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is THQ Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out and restating the first two sentences of Article FIFTH thereof with the following:

          "FIFTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 76,000,000 shares, divided into 75,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share."

          The remainder of Article FIFTH shall remain unchanged.

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. This amendment to the Certificate of Incorporation is being filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

     5. The effective time of the amendment herein certified shall be July 20, 2001.

Signed on July 23, 2001



                                             ---------------------------------
                                             Fred Gysi, Secretary